Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Summit Hotel Properties, Inc.:

We consent to the use of our report dated December 20, 2012, with respect to the combined balance sheet of the Hyatt 11 Portfolio as of December 31, 2011, and the related statements of operations, owners’ equity in hotels and cash flows for the year then ended, incorporated herein by reference and the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

March 28, 2013